Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-68454, No. 333-68452, No. 333-105618, No. 333-105619 and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 29, 2012 and December 31, 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 29, 2012, December 31, 2011 and December 25, 2010, and the effectiveness of internal control over financial reporting as of December 29, 2012, which reports appear in the December 29, 2012 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

February 21, 2013

Jacksonville, Florida

Certified Public Accountants